Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(i) Rewards for Exceptional Performance.

               On November 1, 2007, the Compensation Committee of our Board of Directors approved certain one-time cash awards to reward exceptional performance by certain of our executive officers, based on initial recommendations made by the committee to the full board on September 26, 2007. Mr. Paul Jennings is to receive a bonus amount of $1,000,000 and Mr. Patrick Williams is to receive a bonus amount of $500,000. These bonus payments are to be made on November 5, 2007.

(ii) Increases in Base Salaries for Executive Officers.

          On November 1, 2007, the Compensation Committee of our Board of Directors approved changes to the annual base salaries for certain of our executive officers, based on initial recommendations made by the committee to the full board on September 26, 2007. The increases in the base salary levels are to be made effective as of October 1, 2007. The revised base annual salary for Mr. Paul W. Jennings will be $876,120 (1) and for Mr. Patrick Williams will be $504,250.

Note:
(1) Mr. Jennings's base salary is paid in British Pounds, in the actual amount of GBP420,000. The figure included above reflects the exchange rate of 2.086 USD to 1 GBP in effect as of the date of this report.